FORM N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                         DOMINI SOCIAL INVESTMENT TRUST
                            EXACT NAME OF REGISTRANT


                            NOTIFICATION OF ELECTION


     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York and the state of New York on the 18th day of July, 2000.


                                     Signature:

                                     DOMINI SOCIAL INVESTMENT TRUST



                                     By:    David P. Wieder
                                            -------------------------
                                            David P. Wieder
                                            Vice President
                                            Domini Social Investment Trust


Attest:  Carole M. Laible
         -----------------------
         Carole M. Laible
         Treasurer
         Domini Social Investment Trust